EXHIBIT 99.2

ADDITIONAL SECOND QUARTER 2008 DISCLOSURES
(Unaudited)

•
Unrestricted cash, cash equivalents and investments at June 30, 2008 were $445.9 million. We do not hold any cash from our fuel hedge and derivative counterparties for unearned fuel hedges or derivative contracts.

•
During the second quarter of 2008, we purchased three B737 aircraft that were debt financed. Our non-aircraft related capital expenditures were $2.9 million and $5.4 million for the three and six months ended June 30, 2008, respectively.

•
During the second quarter of 2008, we entered into discussions with one of our primary card processors and during the discussions we agreed to begin a limited level of cash holdback which amounted to $23.9 million, or 8% of our exposure at June 30, 2008. In July 2008, we executed an amendment with our primary credit card processor, which extends the credit card processing term through December 31, 2009. As a condition for this extension, we have agreed to financial covenants that set holdback requirements related to our balance of unrestricted cash. We can satisfy the holdback requirements either with cash or with a letter of credit.

•
During July 2008, we have also received a commitment for an asset-backed letter of credit facility from a major financial institution for up to $150 million, which can be used to satisy holdback requirements with one of our credit card processors. Although we have pledged certain assets to secure our reimbursement obligations under the letter of credit, we believe that our pledge agreements do not materially impair our ability to sell B737 aircraft, enter into sale-leasebacks on B737 aircraft, or seek to enter a variety of other liquidity enhancing transactions.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

The following table contains our remaining 2008 and 2009-2010 aircraft delivery schedule:

PERIOD	FORECASTED AIRCRAFT ADDITIONS
Q3 2008	-
Q4 2008	-
Q1 2009	1
Q2 2009	1
Q3 2009	-
Q4 2009	-
2010	7

The following table contains our projections for the remainder of 2008 and 2009 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS (REDUCTIONS)
Q3 2008	Up 3% to 4%
Q4 2008	Down 7% to 8%
2008	Up 4% to 5%
2009	Down 4% to 8%

We expect unit revenue growth to increase in July and August of 2008 between 2% and 3% year over year. We expect double-digit unit revenue growth in September 2008.

We expect our non-fuel unit costs to be flat to down 1% for the third quarter.

During the second quarter of 2008, we have reached agreements to sell five aircraft during the third and fourth quarters of 2008.

Our regular debt payments not related to aircraft sales and deferrals will be $17 million for the third quarter and $23.5 million for the fourth quarter. In conjunction with the aircraft sales and deferrals, we anticipate pre-paying over $98 million in aircraft and purchase deposit debt during the remainder of the year.

We expect our non-aircraft related capital expenditures for 2008 to be between $12 million and $18 million.

Our Q3 2008 current outlook contains assumptions for crude and crack of $132 per barrel for crude and $30 per barrel for crack on average. Our Q4 2008 current outlook contains assumptions for crude and crack of $125 per barrel for crude and $27 per barrel for crack on average. The following table depicts the percentage of our expected fuel consumption that is contracted for the remainder of 2008 and the average price per gallon, including taxes and fees:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (all-in)
Q3 2008	77%	$3.65 to $3.70
Q4 2008	61%	$3.45 to $3.50

The following table depicts the percentage of our expected fuel consumption that is contracted for the remainder of 2008 and the economic price per gallon, including taxes and fees:

PERIOD	EXPECTED FUEL HEDGED	ECONOMIC PRICE PER GALLON (all-in)
Q3 2008	77%	$3.85 to $3.90
Q4 2008	61%	$3.65 to $3.70